NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

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Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
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Everest Enhances Board of Directors with Appointment of Allan Levine

HAMILTON, Bermuda – (BUSINESS WIRE) – June 23, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, announced that Allan Levine has been appointed as an independent, non-executive member of its Board of Directors.

Mr. Levine is the latest addition to Everest’s expanding Board, following the Company’s recent appointments of Darryl Page and John Howard.

Mr. Levine’s proven record of value creation across insurance and financial markets spans his three-decade career. He is Co-Founder and Executive Chairman of Global Atlantic, a leading insurance company and wholly owned subsidiary of KKR & Co. Inc., where he is a Partner. Previously, Mr. Levine was Chairman and CEO of Global Atlantic, where he spent 12 years leading the firm’s evolution and growth strategy, achieving significant scale across diverse markets globally and $190B of assets under management. Previously, he was CEO of Goldman Sachs Reinsurance Group, where Global Atlantic was established. During his 16- year tenure at Goldman Sachs, Mr. Levine played an integral role as Partner and Co-Head of Firm-Wide Strategy.

Mr. Levine currently serves on the Board of the American Council of Life Insurers, the Advisory Board for the Tamer Center for Social Enterprise at Columbia Business School and the Board of the Nantucket Boys & Girls Club. Mr. Levine holds a B.S. from Miami University (Ohio) and an M.B.A. from Columbia Business School.

“We are thrilled to welcome Allan to Everest’s Board. Allan is an exceptional leader, bringing deep strategic acumen, industry knowledge and an entrepreneurial approach that have proven invaluable in guiding the growth and success of world-class financial institutions,” said John Graf, Everest Chairman. “We will leverage Allan’s experience and insights to execute on our long-term strategy and capitalize on the significant potential of our global platform.”

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.